Exhibit 99.1

p 952.392.1100 f 952.942.3361 www.virtualrad.com 5995 Opus Parkway, Suite 200 Minneapolis, MN 55343

NEWS RELEASE

Contacts

John Waelti | Investors & Media

(952) 392-1196

Virtual Radiologic Announces Appointment of New Board Member

MINNEAPOLIS, Minn., September 10, 2008 – Virtual Radiologic Corp. (NASDAQ: VRAD), a leading national provider of teleradiology services, today announced the appointment of Brian F. Sullivan to the company’s Board of Directors, effective September 8, 2008.  Sullivan’s appointment increases Virtual Radiologic’s Board of Directors to eight members.

Sullivan is a seasoned executive, entrepreneur and former business owner with more than 17 years of corporate board experience.  Since 2003, Sullivan has served as president and chief executive officer of Maple Grove, Minn.-based SterilMed, Inc., which repairs and refurbishes medical devices and equipment for the healthcare industry.

Previously, Sullivan was co-founder, chairman and chief executive officer of Recovery Engineering, Inc., an industry leader in the design, manufacture, and marketing of consumer water treatment systems sold under the PUR brand name.  Under Sullivan’s leadership, Recovery Engineering recorded compound annual growth of 51 percent, achieved over 50 percent market share in every product category and grew annual revenue to nearly $200 million.  Sullivan took Recovery Engineering public in 1993 and sold the company to Proctor and Gamble in 1999.

“Brian Sullivan has an impressive track record of guiding profitable, young growth companies,” said Sean Casey, chairman and chief executive officer of Virtual Radiologic. “Brian has a passion for the healthcare industry and more than 17 years of public company board experience.  We are confident that Brian’s experience will be a valuable addition to our board of directors.”

Sullivan holds a bachelor of arts degree from Harvard University, and currently serves on the Board of Directors for Entegris, Inc., and the R.L. Winston Rod Company.

About Virtual Radiologic

Virtual Radiologic Corporation (www.virtualrad.com) provides teleradiology solutions to radiology practices and medical centers throughout the United States and internationally.  Utilizing market-leading, proprietary workflow technology, Virtual Radiologic physicians perform preliminary and final read interpretations for emergent and non-emergent needs – day or night, 365 days a year.  Virtual Radiologic’s American Board of Radiology-certified radiologists are collectively licensed in all 50 states.  Virtual Radiologic is Joint Commission-certified and serves 575 clients supporting more than 930 medical facilities.